Exhibit 10.49

Summary of Compensation Arrangement between Agilent and Adrian T. Dillon

Adrian T. Dillon is Chief Financial Officer and Executive Vice President, Finance and Administration. For the fiscal year 2005, his compensation arrangement is: (1) an annual base salary of $650,000; (2) a short-term target bonus of 70 percent of base salary; and (3) 51,000 shares available under the long-term performance program and a stock option grant for 80,000 shares. As Chief Financial Officer of Agilent, Mr. Dillon is required to attain an investment level in Agilent’s stock equal to three times annual salary, including direct ownership of at least 15,000 shares of Agilent common stock. This stock ownership level must be attained by the later of five years from election or the end of fiscal year 2007. Mr. Dillon’s employment is at-will.